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                                                                    Exhibit 99.1

                      [letterhead of Bank of the Carolinas]

                                December 20, 2001

Dear Shareholders:

On behalf of the Board of Directors I am pleased to report to you that at our special meeting of shareholders held on December 11, 2001 the shareholders overwhelmingly approved the Agreement providing for the merger of BOC Financial Corp. and Bank of the Carolinas into Bank of Davie, Mocksville, North Carolina. On the same date, the shareholders of Bank of Davie similarly approved the transaction by and overwhelming margin. We have received all regulatory approvals and the proposed effective time for the transaction is the close of business on December 31, 2001.

Shortly after the first of the year our shareholders will be receiving a letter of transmittal with instructions providing for the exchange of your BOC Financial Corp. shares of common stock for shares of common stock of Bank of Davie which, as you know, will change its name effective January 1, 2002 to "Bank of the Carolinas". Each share of BOC Financial Corp. will be exchanged for
0.92 shares of Bank of Davie. You do not need to do anything at this time and
                                  -- ---
should not send in your certificates until you receive the Letter of Transmittal with instructions.

We are excited about our future going forward under the name "Bank of the Carolinas". We will now have offices in Rowan and Davie Counties and be part of a larger organization that will be able to provide the most modern banking products and services available.

On behalf of the Board of Directors we thank you for your loyal support as shareholders and look forward to an exciting future.

With warmest personal regards during this Holiday Season.

                                        By Order of the Board of Directors

                                        Stephen R. Talbert
                                        Chairman of the Board
                                        President and Chief Executive Officer